UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

October 14, 2004

Date of Report (Date of earliest event reported)

BUCA, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-25721	41-1802364
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Nicollet Mall, Suite 5003 Minneapolis, Minnesota	55403
(Address of principal executive offices)	(Zip Code)

Telephone Number: (612) 225-3400

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 14, 2004, BUCA, Inc. entered into an employment agreement (the “Employment Agreement”) with Wallace B. Doolin, appointing him to serve as the Chairman, President and Chief Executive Officer of the company, such appointment to be effective on or about December 1, 2004. Upon execution of the Employment Agreement, we entered into a Stock Option Agreement (the “Option Agreement”) with Mr. Doolin, dated as of October 14, 2004, granting him a stock option (the “Option”) to purchase an aggregate of 750,000 shares of company common stock.

A copy of the Employment Agreement is attached as Exhibit 10.1 to this report and a copy of the Option Agreement is attached as Exhibit 10.2 to this report, each of which is incorporated herein by reference. The material terms of the Employment Agreement and the Option Agreement are described under Item 5.02 of this report and are incorporated herein by reference.

Item 2.02. Results of Operations and Financial Condition.

On October 15, 2004, BUCA, Inc. issued a press release announcing its financial results for the third quarter of fiscal 2004, a copy of which is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 2.06. Material Impairments.

On October 15, 2004, BUCA, Inc. issued a press release announcing, among other things, that the company has taken an aggregate asset impairment charge of approximately $10,194,000 at eight restaurants located in eight different markets in the third quarter of fiscal 2004. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference. The asset impairment charge was made in connection with the preparation and review of financial statements required to be included in the company’s quarterly report on Form 10-Q for the 13 weeks ended September 26, 2004, to be filed with the Securities and Exchange Commission in November 2004.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 15, 2004, BUCA, Inc. issued a press release announcing the appointment of Wallace B. Doolin (58 years old) to serve as the Chairman, President and Chief Executive Officer of the company, such appointment to be effective on or about December 1, 2004. Mr. Doolin will succeed Peter J. Mihajlov, the current Executive Chairman and Interim Chief Executive Officer of the company.

In connection with this appointment, we entered into an Employment Agreement with Mr. Doolin having an initial employment term running through December 31, 2007. Unless terminated at least 90 days prior to the end of any term, the Employment Agreement automatically renews for successive one-year terms. The Employment Agreement provides for an annualized base salary of $525,000 in 2004 and 2005, and subject to increases for subsequent years. Mr. Doolin also is eligible for annual incentive bonuses up to a maximum of 50% of his base salary upon the company obtaining certain annual performance targets. In addition, beginning with fiscal 2005, if actual EBITDA (as defined in the Employment Agreement) exceeds budgeted EBITDA, Mr. Doolin will receive an additional bonus equal to 5% of such excess. The Employment Agreement provides that if Mr. Doolin is terminated without cause or, after a change in control, Mr. Doolin resigns because of a substantial reduction or alteration in his duties, base salary or for certain other reasons, Mr. Doolin will receive a severance payment equal to his base salary for the greater of 24 months and the number of months left prior to the end of the current employment term, except that if such termination occurs with less than 12 months remaining in the employment term, Mr. Doolin will receive a severance payment equal to his base salary for the remaining term plus 12 months. Mr. Doolin will receive similar payments if termination occurs because of his death or disability. Any such severance payment would be made on a monthly basis over that number of months used in determining the severance payment. The Employment Agreement also provides Mr. Doolin with certain benefits, including a relocation allowance of $115,000. The Employment Agreement contains confidentiality, noncompete and nonsolicitation covenants from Mr. Doolin.

Upon execution of the Employment Agreement, we issued Mr. Doolin an option to purchase an aggregate of 750,000 shares of company common stock, with 150,000 of such shares having an exercise price of $3.99, 150,000 having an exercise price of $4.39, 150,000 having an exercise price of $4.83, 150,000 having an exercise price of $5.31, and 150,000 having an exercise price of $5.84. The option has a term of 10 years and vests with respect to all 750,000 shares as of December 26, 2004.

A copy of the press release is attached as Exhibit 99.2 to this report, a copy of the Employment Agreement is attached as Exhibit 10.1 to this report and a copy of the Option Agreement is attached as Exhibit 10.2 to this report, each of which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

10.1	Employment Agreement, dated as of October 14, 2004, by and between BUCA, Inc. and Wallace B. Doolin

10.2	Non-Qualified Stock Option Agreement, dated as of October 14, 2004, by and between BUCA, Inc. and Wallace B. Doolin

10.3	Form of Non-Qualified Stock Option Agreement for the 1996 Stock Incentive Plan of BUCA, Inc. and Affiliated Companies, as amended

99.1	Press Release, dated October 15, 2004

99.2	Press Release, dated October 15, 2004

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2004	BUCA, INC. (Registrant)

	By:	/s/ GREG A. GADEL
Greg A. Gadel Executive Vice President, Chief Financial Officer, Treasurer and Secretary